EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (the "Agreement") dated as of April 14, 2000 by and between the Nashua Corporation, a Delaware corporation ("Company" or "Nashua") and Andrew B. Albert ("Executive"), a resident of Illinois. In consideration of the mutual agreements contained herein, Nashua and Executive agree as follows:

                                 ARTICLE I

                                DEFINITIONS

         The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

         1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to any Fiscal Year ended prior to the Date of Termination.

         1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

         1.3 "Acquisition" means the purchase of substantially all of the voting control of Rittenhouse Paper Company by the Company.

         1.4     "Agreement" - see the introductory paragraph of this Agreement.

         1.5     "Agreement Date" means the closing date of the Acquisition.

         1.6 "Anniversary Date" means any annual anniversary of the Agreement Date.

         1.7     "Annual Bonus" - see Section 4.2.

         1.8      "Base Salary" - see Section 4.1.

         1.9     "Beneficiary" - see Section 9.7.

         1.10    "Board" means the Board of Directors of the Company.

         1.11 "Cause" means any of the following: (a) an action taken by the Executive involving willful and intentional misconduct involving specifically a wholly wrongful and unlawful act, or (b) the Executive being convicted of a felony. For purposes of clause (a), Cause shall not include any one or more of the following:

                  (i)    bad judgment,

                  (ii)   negligence,

                  (iii) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom.

         1.12 "Change of Control" For the purpose of this Agreement, a "Change of Control" shall mean:

                  a. The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a "Person") of 30% or more of either
(i) the then outstanding shares of common stock of the company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control;
or

                  a. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  b. Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or

                  c. (i) a complete liquidation or dissolution of the Company or (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

         1.13 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         1.14 "Common Shares" means shares of the common stock, par value $1.00, of the Company.

         1.15    "Company" means Nashua.

         1.16 "Date of Termination" means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice; provided, however, that:

                  a. if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death; and

                  b. if Executive's employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive's receipt of the physician's certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive's duties; and

                  c. if Executive terminates his employment without Good Reason, the Date of Termination shall be the 30th day after the giving of such Notice; and

                  d. if no Notice of Termination is given, the Date of Termination shall be the last date on which Executive is employed by the Company.

         1.17 "Disability" means a mental or physical condition which renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed, or is expected to last, for at least six months. A determination of disability shall be made by a physician mutually agreed upon by the Company and Executive (which agreement neither party shall unreasonably withhold); provided that if the Executive and the Company cannot agree on a physician, the Executive and the Company shall each select a physician and these two shall select a third physician, whose determination as to disability shall be binding on all parties.

         1.18    "Employment Period" - see Section 3.1.

         1.19    "Executive" - see the introductory paragraph of this Agreement.

         1.20 "Fiscal Year" means the fiscal year used in connection with the preparation of the consolidated financial statements of the Company.

         1.21 "Good Reason" means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

                 a. any material breach of the Agreement by the Company, including:

                        (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2.1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive;

                        (ii) any failure by the Company to comply with any of the provisions of Sections 4.1 and 4.2 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by Executive;

                        (iii) until the third Anniversary Date, the Company's requiring the Executive to be based at any office or location other than that described in Section 2.1 hereof;

                 b. any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

                 c. any failure of Executive to be nominated, appointed or elected and to continue to be nominated, re-elected, or re-appointed as President and Chief Operating Officer of the Company;

                 d. causing or requiring Executive to report to anyone other than the Chief Executive Officer, Chairman of the Board and/or the Board; or

                 e. the failure of either the Company to assign this Agreement to a successor of the Company or failure of a successor of the Company to expressly assume and agree to be bound by the Agreement.

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive. A delay in the delivery of a Notice of Termination or a failure by Executive to include in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive under this Agreement or preclude Executive from asserting such fact or circumstance in enforcing rights under this Agreement.

         1.22    "including" means including without limitation.

         1.23    "Initial Grant" -- see Section 5.1.

         1.24    "Nashua" - see the introductory paragraph of this Agreement.

         1.25 "Notice of Termination" means a written notice given in accordance with Section 9.13 which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

         1.26 "Restricted Common Share" means Common Shares whose vesting and transferability is conditioned solely upon the continuation of Executive's employment for a specified period of time following the date of grant of such shares.

         1.27 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason during the Employment Period.

         1.28 "Termination of Employment" means a termination by the Company or Executive of Executive's employment.

         1.29 "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability, whether during or after the Employment Period.

         1.30 "Withholding Taxes" means any federal, state, provincial, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

                                ARTICLE II

                                   DUTIES

         2.1 Duties. The Company shall employ Executive during the Employment Period as its President and Chief Operating Officer and Executive shall assume the authority, duties and responsibilities as are commensurate and consistent with such position and title. It is contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Employment Period, the shareholders of the Company will elect Executive to the Board. Executive shall report solely to the Chief Executive Officer and Chairman of the Board and the Board. Executive shall have broad discretion and authority to manage and direct the operations of the Company, including managing the label business including its consolidation after the closing date of the Acquisition, actively participating in the paper business, being a coordinator of the paper and label business, actively participating with shareholder communications and establishing and maintaining business relationships. Until the third Anniversary Date, Executive shall not be required to maintain his principal office other than in Park Ridge, Illinois or within a 20 mile radius thereof; provided that on and after the third Anniversary Date, the Company may request that Executive relocate if the Company reimburses Executive for all reasonable relocation expenses and if Executive refuses, he shall be deemed to have a Termination of Employment without Good Reason. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort during normal business hours to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.

         2.2 Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, and manage personal investments; provided that such activities do not significantly interfere with the performance of Executive's duties under this Agreement.

                                ARTICLE III

                             EMPLOYMENT PERIOD

         3.1 Employment Period. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on the Anniversary Date which is five years after such date. The employment of Executive by the Company shall not be terminated other than in accordance with Article VII.

                                ARTICLE IV

                                COMPENSATION

         4.1 Salary. The Company shall pay or cause to be paid to Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $350,000 per year ("Base
Salary"). During the Employment Period, the Base Salary shall be reviewed at least annually and may be increased from time to time as shall be determined by the Board, after consultation with Executive. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Base Salary shall not be reduced at any time without the express written consent of Executive.

         4.2    Annual Bonus.

                 a. The Company shall pay or cause to be paid to Executive an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for each Fiscal Year which begins or ends during the Employment Period.
Executive shall be eligible for an Annual Bonus based upon target performance goals (the "Target Annual Goals"), as determined by the Board on an annual basis after consulting with Executive, which provides for the payment of 50% of Executive's Base Salary ("Target Annual Bonus") upon the Executive's achievement of the Target Annual Goals. The Target Annual Goals shall be set by the Board within 90 days after the first day of the applicable Fiscal Year or, in the case of the 2000 Fiscal Year, within the first 120 days after the Agreement Date.

                 b. For the 2000 Fiscal Year, the amount of the Annual Bonus shall equal a prorated portion of the Target Annual Bonus for 2000 (in an amount equal to the product of such Target Annual Bonus multiplied by a fraction, the numerator of which is the number of days in 2000 during which Executive is employed by the Company and the denominator of which is
365).

                 c. The Company shall pay or cause to be paid the entire Annual Bonus that is payable with respect to a Fiscal Year in cash or in freely-tradable Common Shares as soon as practicable after the Company can determine whether and the degree to which Target Annual Goals have been achieved following the close of such Fiscal Year. Any such Annual Bonus, if earned and payable, shall in any event be paid within 90 days after the end of the Fiscal Year.

                                 ARTICLE V

                                STOCK GRANTS

         5.1 Restricted Common Share Grant. The Company shall grant to Executive, effective as of the Agreement Date 100,000 Restricted Common Shares (the "Initial Grant") pursuant to the Company's 1999 Shareholder Value Plan. The Initial Grant shall become exercisable and non-forfeitable as to one-third of the total Initial Grant on each Anniversary Date; provided that such Initial Grant shall become fully vested and non-forfeitable before such date immediately upon the death or Disability of Executive, or a Change of Control.

         5.2    Adjustment of Initial Grant.

                 a. Executive shall be entitled to any dividends declared on Common Shares whether payable in Common Shares or other securities as if his Restricted Common Shares were not subject to restriction.

                 b. In the event of any change in the number or kind of outstanding Common Shares by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares or other securities), the Company shall make an equitable adjustment in the Restricted Common Shares so that, after such adjustment, the Initial Grant shall represent a right to receive, upon vesting, the same consideration (or if such consideration is not available, other consideration of the same value) that Executive would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split or any similar change if he had owned on the applicable record date a number of Common Shares without restriction equal to the number of Restricted Common Shares prior to such adjustment.

                                ARTICLE VI

                               OTHER BENEFITS

         6.1 Stock Option, Restricted Stock and Other Equity Incentive Plans. In addition to Base Salary and an Annual Bonus, Executive shall be eligible to participate during the Employment Period in all stock option, restricted stock and other equity incentive plans, practices, policies and programs of the Company on a basis consistent with that of other senior officers taking into account Executive's position and performance relative to the position and performance of other senior officers. Notwithstanding the foregoing, prior to the third Anniversary Date, the Company shall in its discretion consider Executive for possible grants of equity compensation or incentive awards but shall have no obligation to grant such awards to Executive.

         6.2 Benefits. Executive shall be entitled to participate in all benefit, incentive and fringe benefit programs that the Company makes available to its senior officers to the extent that his position, salary and other qualifications makes him eligible to participate, including but not limited to the Company's group life insurance, disability insurance and the Nashua Supplemental Unfunded Excess Retirement Benefit Plan on a basis consistent with that of other senior officers.

         6.3 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior officers of the Company, in accordance with their terms as in effect from time to time, but in no event shall such vacation time be less than four weeks per calendar year.

         6.4 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of accounting in accordance with the Company's practices, policies, and procedures in effect for senior officers from time to time.

         6.5 Split Dollar Life Insurance. Company shall continue to pay or cause to be paid (during and after the Employment Period) the life insurance premiums for Executive's Split Dollar Life Insurance Policies ("Split Dollar Policy") to the same extent as Rittenhouse Paper Company paid such premiums prior to the Agreement Date pursuant to the Split-Dollar Insurance Agreement, date July 9, 1999 ("Split-Dollar Agreement"). Company hereby assumes as successor to Rittenhouse Paper Company effective on the closing date of the Acquisition the obligations and rights of Rittenhouse Paper Company as regards to the Split Dollar Policy. The Split Dollar
Policy shall be maintained by the Company pursuant to the following terms:

                 a. Trustee (as such term is defined in the Split-Dollar Agreement) shall retain and may exercise all incidents and rights of ownership with respect to the Split Dollar Policy, except that:

                        (i) Executive's right to receive the cash surrender value of the Split Dollar Policy shall be subject to the Refund Right (as defined below); and

                        (ii) Trustee may not surrender, cancel, or borrow upon the security of the Split Dollar Policy prior to collection by the Company of the Refund Right pursuant to sub-Section (d) below unless Trustee elects, in its sole discretion, at any time, to purchase the Company's
Refund Right by payment to the Company of the value of the Refund Right as of the date of such purchase as calculated by the Insurance Company who issued such Split Dollar Policy. Upon receipt of such payment, Company shall release all rights to the Refund Right of the Split Dollar Policy and Trustee and Executive shall have full ownership rights in the Split Dollar Policy without limitation. The cash surrender value of the Split Dollar
Policy as of March 14, 2000, is $211,532.10. The insurance policy referred to as the Split Dollar Policy as of March 14, 2000, is #2151450V issued by Minnesota Life Insurance Company.

                 b. Executive shall not contribute to pay premiums on the Split Dollar Policy. The Company shall pay, or cause to be paid, an amount equal to the annual premium due to the Insurer. The payment of the premium shall be made on or before the date the premium is due, in accordance with the Split Dollar Agreement. The Trustee shall reimburse the Company as provided in the Split-Dollar Agreement.

                 c. The Company shall have the specific, limited right to receive from the insurer the Refund Right upon the first to occur of the following events:

                        (i) Performance of the Split Dollar Policy terms, following the death of Executive;

                        (ii) Termination of Employment due to Executive's Disability;

                        (iii) Termination of Employment by Executive other than for Good Reason or by Company for Cause; or

                        (iv) Eighteen months following a Termination Without Cause or Termination For Good Reason, but less any severance payment not paid by the Company pursuant to Section 7.3.

                 d. The "Refund Right" for purposes of this Section means an amount equal to the total premiums paid by Rittenhouse Paper Company and the Company on the Split Dollar Policy, less any portion of such premiums treated as taxable income to Executive and reimbursed by the Trustee, and less amounts set forth in the Split-Dollar Agreement.

                                ARTICLE VII

                            TERMINATION BENEFITS

         7.1    Termination for Cause or Other Than for Good Reason, etc.

                 a. If the Company terminates Executive's employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability at any time 30 days after giving Notice of Termination, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the Executive's Accrued Base Salary.

                 b. The Company may not terminate Executive's employmen for Cause unless the Board makes a good faith finding that Executive's employment should be terminated for Cause because the acts or omissions alleged to constitute Cause did in fact occur and do constitute Cause as defined in this Agreement.

         7.2 Termination for Death or Disability. If, before the end of the Employment Period, Executive's employment terminates due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to eighteen months of Executive's Base Salary, less applicable Withholding Taxes.

         7.3 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason during the Employment Period, Executive shall receive the following:

                 a. within thirty days after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and prorated Annual Bonus for the Fiscal Year of termination through the Date of Termination, less applicable Withholding Taxes;

                 b. within thirty days after the Date of Termination, a lump sum amount in immediately available funds equal to eighteen months of Executive's Base Salary, less applicable Withholding Taxes;

                 c. if at any time prior to the Executive's Date of Termination any senior officer of the Company has an agreement pursuant to which part or all of such officer's equity interests in the Company becomes fully vested and nonforteitable if the officer has a termination not for cause, a termination for "good reason" or a constructive termination, the Executive shall become fully vested and nonforfeitable in all of his Restricted Common Shares, within five business days after the Date of Termination and the Company shall deliver to Executive all of such shares theretofore held by or on behalf of the Company.

         7.4 Termination after a Change of Control. If the Executive's employment terminates for any reason other than Cause after a Change of Control, he shall be entitled to:

                 a. a lump sum payment in immediately available funds equal to three years Base Salary, less applicable Withholding Taxes, payable within 30 days after the Termination Date;

                 b. a lump sum payment in immediately available funds equal to three years Annual Bonus, less applicable Withholding Taxes, based on the average of the Annual Bonuses paid or payable to Executive in respect of the three most recent Fiscal Years ended on or before the Change of Control. If Executive has not been eligible for an Annual Bonus for three full Fiscal years, the Annual Bonus paid or payable with respect to any partial Fiscal Year shall be annualized and the average shall be determined based upon the Fiscal Years for which an Annual Bonus was paid or payable.
If an Annual Bonus has not been paid and is not payable to Executive as of the date of the Change of Control, for purposes of this Section 7.4(b) the Annual Bonus shall be 50% of the Executive's Base Salary;

                 c. Executive shall immediately become fully vested in all of Executive's Restricted Common Shares, within five business days after the Date of Termination and the Company shall deliver to Executive all of such shares theretofore held by or on behalf of the Company.

                 d. Within thirty days after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus.

         7.5 Other Rights. This Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law except as expressly modified by this Agreement.

                               ARTICLE VIII

                                 COVENANTS

         8.1    Non-Compete and Non-Solicitation.

                 a.     During the Employment Period and for a period of twelve
(12) months after the Date of Termination or expiration of the Agreement, for any reason, Executive will not directly or indirectly:

                        (i)    as an individual proprietor, partner,
stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in the business of developing, producing, marketing or selling products of the kind or type developed or being under active development or produced, marketed or sold by the Company during the most recent 12 months while Executive was employed by the Company; or

                        (ii) recruit, solicit, induce, or hire or attempt to hire or induce, any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company;
or

                        (iii) hire any prior employee of the Company whose employment has ceased within six (6) months prior to the date of such solicitation; or

                        (iv) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were such during the most recent 12 months of Executive's employment prior to the Date of Termination or expiration of the Agreement.

                 b. If any restriction set forth in this Section 8.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

                 c. The restrictions contained in this Section 8.1 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 8.1 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without posting a bond or other security.

         8.2    Proprietary Information.

                 a. Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by the Board, either during or after Executive's employment, unless and until such Proprietary Information has become public knowledge without fault by Executive.

                 b. Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Executive or others, which shall come into Executive's custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive's duties for the Company.

                 c. Executive agrees that Executive's obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company's business.

         8.3    Developments.

                 a. Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by Executive or under Executive's direction or jointly with others during Executive's employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

                 b. Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all Executive's right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any similar right existing under judicial or statutory law of any country in the world, or under any treaty (collectively, "moral rights"), regardless of whether such right is denominated or generally referred to as a moral right. However, this Section 8.3(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

                 c. Executive agrees to cooperate fully with the Company, both during and after his employment with the Company (but after Executive's Termination of Employment, he will be entitled to reimbursement for any reasonably necessary out-of-pocket expenses), with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments.
Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

         8.4 Mexico. Notwithstanding any provisions in the Agreement to the contrary, Executive shall not be precluded from acting in the capacity of an owner, director or officer of Rittenhouse Latino-America S.A. de C.V. (Mexico) or in any aspect of its business.

                                ARTICLE IX

                               MISCELLANEOUS

         9.1 Approvals. The Company represents and warrants to Executive it has taken all corporate action necessary to authorize this Agreement and to cause the transactions in the Restricted Common Shares contemplated by this Agreement. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party which would impair his right or ability to enter the employ of the Company or perform fully his obligations pursuant to this Agreement. Executive further represents and warrants that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         9.2 Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which either the Company or its Affiliates may have against Executive or others.
Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement.
The exclusive method for the Company to terminate its obligations to provide compensation or benefits to Executive pursuant to Articles IV and VI of this Agreement is to terminate Executive's employment in compliance with all applicable substantive and procedural requirements of Sections
7.1, 7.2, 7.3 or 7.4 of this Agreement, as applicable, and to make the payments and provide the benefits specified in this Agreement.

         9.3 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer.

         9.4 Enforcement. If Executive incurs legal, accounting, expert witness or other fees, costs or expenses in an effort to secure, preserve, establish entitlement to, or obtain compensation or benefits under this Agreement, the Company shall on a monthly basis, reimburse Executive for such fees and expenses (regardless of the outcome thereof). If the Company fails to pay any amount due under this Agreement within ninety days of written notice by Executive to the Company that such amount is due and unpaid, the Company shall pay interest compounded monthly on such amount at a rate equal to the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment beginning with the end of the ninety day notice period.

         9.5 Indemnification. The Executive shall be indemnified by the Company as provided in the Indemnification Agreement attached hereto as Exhibit A.

         9.6 Insurance. The Company shall provide directors and officers insurance coverage to Executive during the period beginning on the Agreement Date and ending on the sixth anniversary of the Date of Termination, such coverage (including deductible and exclusions) shall be not less than the highest coverage level offered to any senior executive of the Company, in accordance with the coverage terms as in effect from time to time and appropriate for a company the same size as the Company.

         9.7 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

         9.8 Parachute Tax. If a Change of Control shall have occurred before the Date of Termination, the aggregate amount of "parachute payments", as defined in Section 280G of the Code payable to the Executive pursuant to all arrangements with the Company shall not exceed one dollar less than three times the Executive's "base amount", as defined in Section 280G of the Code (the "cut back amount"); provided, however, that if Executive would be better off by at least $25,000 on an after-tax basis by receiving the full amount of the parachute payments as opposed to the cut back amount (notwithstanding a 20% excise tax) the Executive shall receive the full amount of the parachute payments. Notwithstanding the foregoing, if the Company enters into an agreement with any senior officer pursuant to which the officer is compensated or reimbursed for the 20% excise tax (the "Parachute Tax Gross-Up"), the Company shall provide the Executive with the most favorable Parachute Tax Gross-Up provided to any senior officer.

         9.9 Assignment; Successors. The Company may not assign its respective rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company's business. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

         9.10 Non-alienation. Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

         9.11 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

         9.12 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

         9.13 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company, to:             Nashua Corporation
                                            44 Franklin Street
                                            P.O. Box 2002
                                            Nashua, NH  03061-2002
                                            Attention:  Chairman of the Board
                                            Facsimile no.: (603) 880-2747

         With copy to:                      John K. P. Stone, III
                                            Hale and Dorr LLP
                                            60 State Street
                                            Boston, MA  02109

         If to Executive, to:               Andrew B. Albert
                                            (at his most recent home address or
                                            facsimile number on file with the
                                            Company)

         With copy to:                      Roger C. Siske, Esq.
                                            Sonnenschein Nath & Rosenthal
                                            8000 Sears Tower
                                            Chicago, Illinois  60606
                                            Facsimile no.:  (312) 876-7934

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

         9.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

         9.15 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

         9.16 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

         9.17 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

         9.18 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Article VIII hereof, shall survive the termination of Executive's employment or the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                                     NASHUA CORPORATION

                                                     /s/ Gerald G. Garbacz
                                                     -------------------------
                                                     By:
                                                     Its:


                                                     EXECUTIVE

                                                     /s/ Andrew B. Albert
                                                     -------------------------
                                                     Andrew B. Albert